Exhibit 99.1

Moelis & Company Reports Third Quarter 2017 Financial Results

•	Third quarter revenues of $170.0 million, up 13% from the third quarter of 2016; first nine month revenues of $515.4 million, up 26% from the same period of 2016
•

GAAP net income of $0.48 per share (diluted) for the third quarter and $1.51 per share (diluted) for the first nine months of 2017; Adjusted net income of $0.57 per share (diluted) and $1.76 per share (diluted) for the third quarter and first nine months of 2017

•	Strong balance sheet with cash and liquid investments of $243.7 million at quarter-end and no debt or goodwill
•	Continued to execute on organic growth strategy

―Announced a Managing Director hire in Washington D.C. to expand Financial Institutions expertise with coverage of regional banks and non-bank lenders

―Hired five and internally promoted eight Managing Directors year to date in important regions, products and sectors

NEW YORK, October 25, 2017 – Moelis & Company (NYSE: MC) today reported financial results for the third quarter ended September 30,  2017.  The Firm’s third quarter revenues of $170.0 million increased 13%  over the prior year period. The Firm reported third quarter 2017 GAAP net income of $43.3 million, or $0.48 per share (diluted) compared with $35.3 million or $0.39 per share (diluted) in the prior year period. On an Adjusted basis, the Firm reported net income of $36.3 million or $0.57 per share (diluted) for the third quarter of 2017, which compares with $25.7 million of net income or $0.44 per share (diluted) in the prior year period.

Total revenues of $515.4 million for the first nine months of 2017 represented an increase of 26% over the prior year period.    GAAP net income for the period was $132.2 million, or $1.51 per share (diluted) as compared with $87.1 million or $0.99 per share (diluted) in the prior year period.    On an Adjusted basis, the Firm reported net income of $111.4  million or $1.76 per share (diluted) for the first nine months of 2017, as compared with $65.2 million or $1.14 per share (diluted) in the prior year period.

“Our revenue growth during the third quarter is largely due to continued strength in M&A.  We continue to see an increase in the size and complexity of the transactions on which we advise as well as in fees earned per transaction,” said Ken Moelis, Chairman and Chief Executive Officer.

“With 115 Managing Directors and over 500 advisory professionals globally, we believe significant upside in our model remains as our network strengthens and our partners continue to collaborate in delivering high value advice to our clients.”

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised as well as other factors.  Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Currently 60% of the operating partnership (Moelis & Company Group LP) is owned by the corporate partner (Moelis & Company) and is subject to corporate U.S. federal and state income tax. The remaining 40% is owned by other partners of Moelis & Company Group LP and is primarily subject to tax at the partner level (except for certain state and local and foreign income taxes). The Adjusted results included herein remove the impact of compensation expenses specifically related to the Firm’s IPO awards, and apply the corporate tax rate to all earnings under the assumption that all outstanding Class A partnership units of Moelis & Company Group LP have been exchanged into Class A common stock of Moelis & Company. We believe the Adjusted results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results. A reconciliation between our GAAP results and our Adjusted results is presented in the Appendix to this press release.

GAAP and Adjusted (non-GAAP) Selected Financial Data (Unaudited)

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended September 30,
($ in thousands except per share data)	2017	2016	2017 vs. 2016 Variance	2017	2016	2017 vs. 2016 Variance

Revenues	$170,041	$150,676	13%	$170,041	$150,676	13%
Income (loss) before income taxes	57,625	41,863	38%	58,696	42,504	38%
Provision for income taxes	14,354	6,550	119%	22,410	16,789	34%
Net income (loss)	43,271	35,313	23%	36,286	25,715	41%

Net income (loss) attributable to noncontrolling interests	24,066	25,824	-7%	—	—	N/M
Net income (loss) attributable to Moelis & Company	$19,205	$9,489	102%	$36,286	$25,715	41%

Diluted earnings per share	$0.48	$0.39	23%	$0.57	$0.44	30%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	U.S. GAAP			Adjusted (non-GAAP)*
	Nine Months Ended September 30,
($ in thousands except per share data)	2017	2016	2017 vs. 2016 Variance	2017	2016	2017 vs. 2016 Variance

Revenues	$515,448	$408,765	26%	$515,448	$408,765	26%
Income (loss) before income taxes	163,074	103,852	57%	166,309	107,729	54%
Provision for income taxes	30,900	16,715	85%	54,878	42,553	29%
Net income (loss)	132,174	87,137	52%	111,431	65,176	71%

Net income (loss) attributable to noncontrolling interests	77,961	63,785	22%	—	—	N/M
Net income (loss) attributable to Moelis & Company	$54,213	$23,352	132%	$111,431	$65,176	71%

Diluted earnings per share	$1.51	$0.99	53%	$1.76	$1.14	54%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Revenues

We earned revenues of $170.0 million in the third quarter of 2017, as compared with $150.7 million in the prior year period, representing an increase of 13%.  This compares favorably with a  5% decrease in the number of global completed M&A transactions in the same period1. The increase in revenues was primarily driven by continued growth in M&A as we earned higher average fees per completed transaction.

For the first nine months of 2017, revenues were $515.4 million as compared with $408.8 million in the same period of 2016, or an increase of 26%. We advised 251 clients (131 of whom paid fees equal to or greater than $1 million) in the first nine months of 2017 as compared with 246 clients (120 of whom paid fees equal to or greater than $1 million) during the same period in the prior year.

[1]	Source: Thomson Financial as of October 5, 2017; includes all transactions greater than $100 million in value

We continued to execute on our strategy of profitable expansion.  During the third quarter, we had one Managing Director join our Washington D.C. office to expand our leading financial institutions franchise by providing financial and strategic advice to regional banks and non-bank lenders.

Expenses

The following tables set forth information relating to the Firm’s operating expenses, which are reported net of client expense reimbursements.

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended September 30,
($ in thousands)	2017	2016	2017 vs. 2016 Variance	2017	2016	2017 vs. 2016 Variance

Expenses
Compensation and benefits	$99,694	$88,046	13%	$98,623	$87,405	13%
% of revenues	59%	58%		58%	58%
Non-compensation expenses	$30,468	$22,516	35%	$30,468	$22,516	35%
% of revenues	18%	15%		18%	15%
Total operating expenses	$130,162	$110,562	18%	$129,091	$109,921	17%
% of revenues	77%	73%		76%	73%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	U.S. GAAP			Adjusted (non-GAAP)*
	Nine Months Ended September 30,
($ in thousands)	2017	2016	2017 vs. 2016 Variance	2017	2016	2017 vs. 2016 Variance

Expenses
Compensation and benefits	$302,228	$240,912	25%	$298,993	$237,035	26%
% of revenues	59%	59%		58%	58%
Non-compensation expenses	$87,599	$68,289	28%	$87,599	$68,289	28%
% of revenues	17%	17%		17%	17%
Total operating expenses	$389,827	$309,201	26%	$386,592	$305,324	27%
% of revenues	76%	76%		75%	75%

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Total operating expenses on a  GAAP basis were $130.2 million for the third quarter and $389.8 million for the first nine months of 2017.  On an Adjusted basis, operating expenses were $129.1 million for the third quarter of 2017 as compared with $109.9 million in the third quarter of 2016, and $386.6 million for the first nine months of 2017 as compared with $305.3 million in the prior year period. The increase in operating expenses in both periods was associated with increased revenues, which drove increased compensation and benefits expenses, as well as higher non-compensation expenses.

Compensation and benefits expenses on a GAAP basis were $99.7 million in the third quarter and $302.2 million in the first nine months of 2017.    Adjusted compensation and benefits expenses (which exclude the amortization of IPO awards for the reported periods)  were $98.6 million and $299.0 million in the third quarter and first nine months of 2017, respectively.   This compares with

$87.4 million and $237.0 million in the third quarter and first nine months of 2016, respectively.    The Adjusted compensation and benefits ratio was consistent at 58% of revenues in both the current and prior year periods.

Non-compensation expenses on a GAAP and Adjusted basis were $30.5 million in the third quarter of 2017 as compared with $22.5 million in the prior year period.   The increase in non-compensation expenses primarily resulted from increased headcount and transaction related charges associated with an increase in revenues.  In the first nine months of 2017, GAAP and Adjusted non-compensation expenses were $87.6 million as compared with $68.3 million in the same period of the prior year, and the non-compensation expense ratio was 17%  in both the current and prior year periods.

Other Income

	U.S. GAAP			Adjusted (non-GAAP)*
	Three Months Ended September 30,
($ in thousands)	2017	2016	2017 vs. 2016 Variance	2017	2016	2017 vs. 2016 Variance

Other income (expenses)	$14,955	$187	N/M	$14,955	$187	N/M

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	U.S. GAAP			Adjusted (non-GAAP)*
	Nine Months Ended September 30,
($ in thousands)	2017	2016	2017 vs. 2016 Variance	2017	2016	2017 vs. 2016 Variance

Other income (expenses)	$32,888	$391	N/M	$32,888	$391	N/M

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Other income on a GAAP and Adjusted basis was $15.0 million in the third quarter of 2017 as compared with $0.2 million in the prior year period.  In the third quarter of 2017, we recorded a gain of $14.4 million related to our investment in Moelis Australia. The gain resulted from Moelis Australia’s issuance of new shares in September 2017. For the first nine months of 2017, other income on a GAAP and Adjusted basis was $32.9 million as compared with $0.4 million in the prior year period.  This includes a gain resulting from Moelis Australia’s issuance of new shares in connection with its IPO in April 2017 and various acquisitions, in addition to the share issuance which occurred in September.

Provision for Income Taxes

The corporate partner (Moelis & Company) currently owns 60% of the operating partnership (Moelis & Company Group LP) and is subject to corporate U.S. federal and state income tax.  Income on the remaining 40% continues to be subject to New York City unincorporated business tax and certain foreign income taxes and is accounted for at the partner level through the non-

controlling interests line item.  For Adjusted purposes, we have assumed all outstanding Class A partnership units of Moelis & Company Group LP to have been exchanged into Class A common stock of Moelis & Company such that 100% of the Firm’s third quarter 2017 income was taxed at our corporate effective tax rate of 38.2%, versus 39.5% in the prior year period.    The decrease in the tax rate is primarily attributable to a tax benefit related to the appreciation of the Company’s stock price between employee equity grant date and delivery date, and a decline in nondeductible items as a percentange of income before taxes.

Capital Management and Balance Sheet

On October 24, 2017, the Board of Directors of Moelis & Company declared a quarterly dividend of $0.37 per share to be paid on November 20, 2017 to common stockholders of record on November 6, 2017.

Moelis & Company continues to maintain a strong financial position, and as of September 30,  2017,  we had no debt or goodwill and held cash and liquid investments of $243.7 million.

Earnings Call

We will host a conference call beginning at 5:00pm ET on Wednesday,  October 25,  2017, accessible via telephone and the internet.  Navid Mahmoodzadegan, Co-Founder and Co-President, and Joe Simon, Chief Financial Officer, will review our third quarter financial results. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-877-510-3938 (domestic) or 1-412-902-4137 (international) and referencing the Moelis & Company Third Quarter 2017 Earnings Call.  Please dial in 15 minutes before the conference call begins. The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends. The replay can be accessed at 1-877-344-7529 (domestic) or 1-412-317-0088 (international); the conference number is 10112609.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters.  The Firm serves its clients with over 700 employees in 19 geographic locations in the Americas, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. For a further discussion of such factors, you should read the Firm’s filings with the Securities and Exchange Commission. The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted results are a non-GAAP measure which better reflect management’s view of operating results.  We believe that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s operating results by removing the significant accounting impact of one-time charges associated with the Firm’s IPO and assuming all Class A partnership units have been exchanged into Class A common stock.  These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of GAAP results to Adjusted results is presented in the Appendix.

Contacts

Investor Contact:	Media Contact:
Michele Miyakawa	Andrea Hurst
Moelis & Company	Moelis & Company
t: + 1 310 443 2344	t: + 1 212 883 3666
michele.miyakawa@moelis.com	m: +1 347 583 9705
andrea.hurst@moelis.com

Appendix

GAAP Consolidated Statement of Operations (Unaudited)

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information (Unaudited)

Moelis & Company

GAAP Consolidated Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues	$170,041	$150,676	$515,448	$408,765

Expenses
Compensation and benefits	99,694	88,046	302,228	240,912
Occupancy	4,393	4,096	12,670	14,941
Professional fees	4,494	2,804	13,674	7,551
Communication, technology and information services	6,427	5,496	18,636	16,101
Travel and related expenses	7,294	4,490	21,990	16,452
Depreciation and amortization	891	817	2,570	2,359
Other expenses	6,969	4,813	18,059	10,885
Total expenses	130,162	110,562	389,827	309,201

Operating income (loss)	39,879	40,114	125,621	99,564
Other income (expenses)	14,955	187	32,888	391
Income (loss) from equity method investments	2,791	1,562	4,565	3,897
Income (loss) before income taxes	57,625	41,863	163,074	103,852
Provision for income taxes	14,354	6,550	30,900	16,715
Net income (loss)	43,271	35,313	132,174	87,137

Net income (loss) attributable to noncontrolling interests	24,066	25,824	77,961	63,785
Net income (loss) attributable to Moelis & Company	$19,205	$9,489	$54,213	$23,352

Weighted-average shares of Class A common stock outstanding
Basic	32,505,940	20,926,745	29,094,514	20,807,189
Diluted	39,784,633	24,301,063	35,872,847	23,516,239
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.59	$0.45	$1.86	$1.12
Diluted	$0.48	$0.39	$1.51	$0.99

Moelis & Company

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Three Months Ended September 30, 2017
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$99,694	$(1,071)	(a)	$98,623

Income (loss) before income taxes	57,625	1,071		58,696
Provision for income taxes	14,354	8,056	(b)	22,410
Net income (loss)	43,271	(6,985)		36,286

Net income (loss) attributable to noncontrolling interests	24,066	(24,066)		—
Net income (loss) attributable to Moelis & Company	$19,205	$17,081		$36,286

Weighted-average shares of Class A common stock outstanding
Basic	32,505,940	24,354,679	(b)	56,860,619
Diluted	39,784,633	24,354,679	(b)	64,139,312
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.59			$0.64
Diluted	$0.48			$0.57

(a)

Expense associated with the amortization of Restricted Stock Units (“RSUs”) and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)

Assumes all outstanding Class A partnership units have been exchanged into Class A common stock. Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 38.2% for the period stated, which includes the excess tax benefit related to the settlement of share-based awards in accordance with ASU No. 2016-09 of $0.4 million. Excluding such discrete benefit, our effective tax rate for the period presented would have been 38.8%.

	Three Months Ended September 30, 2016
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$88,046	$(641)	(a)	$87,405

Income (loss) before income taxes	41,863	641		42,504
Provision for income taxes	6,550	10,239	(b)	16,789
Net income (loss)	35,313	(9,598)		25,715

Net income (loss) attributable to noncontrolling interests	25,824	(25,824)		—
Net income (loss) attributable to Moelis & Company	$9,489	$16,226		$25,715

Weighted-average shares of Class A common stock outstanding
Basic	20,926,745	33,699,539	(b)	54,626,284
Diluted	24,301,063	33,699,539	(b)	58,000,602
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.45			$0.47
Diluted	$0.39			$0.44

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)

Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.  Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 39.5% for the period presented.

	Nine Months Ended September 30, 2017
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$302,228	$(3,235)	(a)	$298,993

Income (loss) before income taxes	163,074	3,235		166,309
Provision for income taxes	30,900	23,978	(b)	54,878
Net income (loss)	132,174	(20,743)		111,431

Net income (loss) attributable to noncontrolling interests	77,961	(77,961)		—
Net income (loss) attributable to Moelis & Company	$54,213	$57,218		$111,431

Weighted-average shares of Class A common stock outstanding
Basic	29,094,514	27,300,038	(b)	56,394,552
Diluted	35,872,847	27,300,038	(b)	63,172,885
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.86			$1.98
Diluted	$1.51			$1.76

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)

Assumes all outstanding Class A partnership units have been exchanged into Class A common stock. Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 33.0% for the period stated, which includes the excess tax benefit related to the settlement of share-based awards in accordance with ASU No. 2016-09 of $9.8  million. Excluding such discrete benefit, our effective tax rate for the period presented would have been 38.9%.

	Nine Months Ended September 30, 2016
Adjusted Items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$240,912	$(3,877)	(a)	$237,035

Income (loss) before income taxes	103,852	3,877		107,729
Provision for income taxes	16,715	25,838	(b)	42,553
Net income (loss)	87,137	(21,961)		65,176

Net income (loss) attributable to noncontrolling interests	63,785	(63,785)		—
Net income (loss) attributable to Moelis & Company	$23,352	$41,824		$65,176

Weighted-average shares of Class A common stock outstanding
Basic	20,807,189	33,819,095	(b)	54,626,284
Diluted	23,516,239	33,819,095	(b)	57,335,334
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.12			$1.19
Diluted	$0.99			$1.14

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)

Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.  Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 39.5% for the period presented.